                                                                                                           Exhibit 12


             Statement Regarding Computations of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
                                                         (In thousands)
                                       Three Months Ended                       Fiscal Year Ended March 31,
                                    09/25/2004   09/27/2003    2004          2003          2002           2001           2000
                                    ----------   ----------    ----          ----          ----           ----           ----
Earnings:
  Earnings before income taxes       $11,388      $12,429   $ 20,548       $14,559       $ 1,954        $ 1,162        $ 6,888
Fixed Charges:
  Interest expense                     8,142        7,757     16,530        14,591        17,742         19,291         17,819
  Amortization of debt issuance costs     63            4          7             7             7              7              7
  Interest portion of rental expense   3,706        3,515      5,997         3,818         3,663          3,435          3,099
                                     -----------------------------------------------------------------------------------------
                                     $23,299      $23,705  $  43,082       $32,975      $ 23,366       $ 23,895       $ 27,813
                                     =========================================================================================
Fixed Charges:
  Interest expense                   $ 8,142      $ 7,757   $ 16,530       $14,591      $ 17,742       $ 19,291       $ 17,819
  Amortization of debt issuance costs     63            4          7             7             7              7              7
  Interest portion of rental expense   3,706        3,515      5,997         3,818         3,663          3,435          3,099
  Preferred dividends                     20           20         38            38            38             38             38
                                     -----------------------------------------------------------------------------------------
                                     $11,931      $11,296   $ 22,572       $18,454      $ 21,450       $ 22,771       $ 20,963
                                     =========================================================================================

Ratio of earnings to fixed charges      1.95         2.10       1.91          1.79          1.09           1.05           1.33
                                     =========================================================================================

Notes: Interest expense includes amortization of deferred financing fees.  The interest portion of rental expense is estimated based on 29.2% of rental expense for each period.